              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Salomon Smith Barney Holdings, Inc.

As independent public accountants, we hereby consent to the incorporation by reference in Amendment No. 1 to Form S-3 Registration Statement of Salomon Smith Barney Holdings Inc., TARGETS Trust II, TARGETS Trust III, TARGETS Trust IV, TARGETS Trust V, and TARGETS Trust VI (the "Registration Statement"), of our report dated March 13, 1997, relating to the consolidated statement of financial condition of Salomon Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, which report is incorporated by reference or included in the annual report on Form 10-K of Salomon Smith Barney Holdings Inc. for the year ended December 31, 1997.


/s/ Arthur Andersen LLP



New York, New York
March 8, 1999